RESOLVED, that the first paragraph of Section 3-1 of the Company's Bylaws is hereby amended to read as follows:

		"The business and affairs of the Corporation shall be managed by a Board of no less than three (3) and no more than thirteen (13)
Directors as determined from time to time by the Board."